Exhibit 10.28

5740 Fleet Street
Carlsbad, CA 92008

March 25, 2015

VIA EMAIL

Samuel D. Riccitelli
c/o Signal Genetics, Inc.
5740 Fleet Street
Carlsbad, CA 92008
sriccitelli@signalgenetics.com

Re:           Signal Genetics, Inc. Restricted Stock Unit Grant Agreement dated June 17, 2014

Dear Mr. Riccitelli:

This letter shall serve as confirmation of the settlement terms of your (i) 248,503 Restricted Stock Units (“2014 RSUs”) which vested on June 17, 2014, and which have a Payment Date of January 1, 2015, constituting 33 1/3% of the Restricted Stock Units granted to you pursuant to the Signal Genetics, Inc. Restricted Stock Unit Grant Agreement between you and Signal Genetics, Inc. (the “Company”), dated June 17, 2014 (the “RSU Agreement”), under the Company’s 2014 Stock Incentive Plan (the “Plan”) and (ii) 372,756 Restricted Stock Units (“2015 RSUs”) which vest (and have payment dates) in three equal installments in 2015 on January 1st, June 17th and December 17th, respectively, constituting 50% of the Restricted Stock Units granted under the RSU Agreement.  Each such one-third portion of the 2015 RSUs, constituting 124,252 RSUs each, is a “2015 RSU Tranche”.

Settlement of all of the 2014 RSUs shall be made by delivery to you of a number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), equal to the number of 2014 RSUs, in calendar year 2015, on one date in 2015 determined in the Company’s sole discretion, intended to constitute timely payment of the 2014 RSUs under the terms of the RSU Agreement and in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the rules set forth under Treas. Reg. Section 1.409A-3(d).

Settlement of each 2015 RSU Tranche shall be made by delivery to you of a number of shares of Common Stock equal to the number of 2015 RSUs in such 2015 RSU Tranche, on or after each respective 2015 RSU Tranche “Payment Date” (as specified in the RSU Agreement), in a manner intended to constitute timely payment of the 2015 RSUs under the terms of the RSU Agreement and in no event later than March 15, 2016.

If there were to occur (i) a “Change in Control” (as defined in the Plan) or (ii) your “separation from service” from the Company (as such term is defined by Section 409A), then settlement of the 2014 RSUs and such 2015 RSUs which had vested and become payable as of such date (including any 2015 RSUs whose vesting was accelerated as a result of clauses (i) or (ii)) shall be made not later than the earliest to occur of clauses (i) or (ii).

As permitted by Section 7(b) of the Plan and Section 8 of the RSU Agreement, the Company shall withhold an appropriate number of shares of Common Stock otherwise deliverable to you pursuant to the 2014 RSUs and 2015 RSU Tranches to satisfy your minimum statutory tax withholding obligations.  Such withholding amounts and the value of the withheld shares in each case shall be determined by reference to the “Fair Market Value” (as defined in the Plan) of a share of Common Stock on the applicable dates of settlement of the 2014 RSUs and 2015 RSU Tranches.

All of the other 124,252 RSUs granted to you under the RSU Agreement shall remain payable pursuant to their terms as set forth in the RSU Agreement.

If you have any questions, please do not hesitate to contact me.  If you do not have questions, please indicate your understanding of these settlement terms by signing this letter below and returning the fully executed original letter to me, retaining a copy for your records.  Facsimile or electronic signatures shall be deemed originals for all purposes.

SIGNAL GENETICS, INC.

	By:	/s/ Bennett S. LeBow
Bennett S. LeBow Chairman of the Board of Directors

Acknowledged:	/s/ Samuel D. Riccitelli
Samuel D. Riccitelli

[Signature page to Letter regarding Signal Genetics, Inc. Restricted Stock Unit Grant Agreement dated June 17, 2014]